Exhibit 4.12

Working Capital Loan Contract

(Applicable to RMB Business of Small and Micro Enterprises)

Huaxia Bank Co., Ltd.

Contract No.: NC2x1610120250036

Party A (Borrower): Jiangxi Universe Pharmaceuticals Co., Ltd.

●	Residence: No. 265 Jingjiu Avenue, Jinggangshan Economic and Technological Development Zone, Ji’an City, Jiangxi Province

●	Postal Code: 343100

●	Legal Representative: Lai Gang

●	Tel:

●	Fax: /

●	Primary Account Opening Bank:

●	Account No.:

Party B (Lender): Huaxia Bank Co., Ltd. Ji’an Branch

●	Residence: Plot A-4-2, Northwest Corner of the Intersection of Jinggangshan Avenue and Chongwen Road, Jizhou District, Ji’an City, Jiangxi Province

●	Postal Code: 343000

●	Legal Representative/Principal Responsible Person: Bai Jing

●	Tel: 0796-8959035

●	Fax: /

In accordance with the relevant laws and regulations of the People’s Republic of China, on the basis of adhering to the principle of fairness, this Contract is concluded through negotiation and agreement between both parties.

Article 1 Type of Loan

1.1 The loan under this Contract is a working capital loan.

Article 2 Amount and Currency of Loan

2.1 The currency of the loan under this Contract is RMB.

2.2 The amount of the loan under this Contract is (in words) RMB Five Million Yuan Only.

Article 3 Purpose of Loan

3.1 The loan under this Contract shall be used solely for the purpose stated in the “Working Capital Loan Drawdown Application” (hereinafter referred to as the “Drawdown Application”, Annex 1) approved by Party B. Without the written consent of Party B, Party A shall not change the purpose of the loan. Party A shall sign the “Letter of Commitment on Fund Use” (Annex 2) to ensure that the borrowed funds are used for the operational purposes agreed upon by both parties. The use of funds shall comply with the provisions of national laws, regulations, departmental rules, normative documents and other relevant policies, and shall not be used in the real estate sector, investment in stocks, securities, futures, wealth management products and other financial products, distribution of dividends to shareholders of Party A, as well as investment in financial assets, fixed assets, equity, etc., and shall not be used in fields and purposes prohibited by the state for production and operation. If Party A is a local financial organization, the provisions of laws, regulations, regulatory requirements and other relevant provisions shall prevail.

Article 4 Term of Loan

4.1 The maximum term of the loan under this Contract is [days/months/years], starting from the actual drawdown date of the first loan. The term of each loan shall start from the actual drawdown date of that loan, and the maturity date shall not exceed the deadline determined in accordance with the above rules.

4.2 Party A shall draw down the loan under this Contract in the following manner:

●	Draw down in one lump sum on June 27, 2025. Party A shall submit a Drawdown Application to Party B at least [X] working days before the agreed drawdown date, and may draw down the loan only after Party B’s review and approval.

●	Draw down within the following drawdown period: The drawdown period shall be from the date of signing this Contract to [date], and all drawdowns shall be made within the drawdown period. Party A shall submit a Drawdown Application to Party B at least three working days before the planned drawdown date, and may draw down the loan only after Party B’s review and approval.

●	Before each planned drawdown by Party A, all the drawdown conditions specified in Article 6 of this Contract shall have been met; otherwise, Party B shall have no obligation to provide any loan to Party A.

4.3 Party A shall repay the principal of the loan under this Contract in the following manner:

●	Repay the principal in one lump sum on the maturity date of the loan.

●	Repay the principal in installments in the following order, time and full amount: Repay in accordance with the maturity date stated in the loan voucher corresponding to each loan under this Contract.

●	Other repayment methods: To be separately agreed in writing by both parties.

4.4 If the loan drawdown date and maturity date recorded in the loan voucher under this Contract are inconsistent with those agreed in Clauses 4.2/4.3 or the Drawdown Application, the time recorded in the loan voucher under this Contract shall prevail. The Drawdown Application, loan voucher and other documents confirmed by both parties as annexes to this Contract shall form an integral part of this Contract and have the same legal effect as this Contract.

Article 5 Loan Interest Rate

5.1 The interest rate of the loan under this Contract is an annual interest rate, calculated on a simple interest basis, and shall be implemented in accordance with the following agreements:

5.1.1 The loan interest rate shall be a (fixed/floating) interest rate.

5.1.2 Fixed interest rate: The interest rate shall remain unchanged during the loan term. The fixed interest rate shall be determined by adding/subtracting 70 basis points (1 basis point = 0.01%) to/from the one-year term Loan Prime Rate (LPR) announced by the National Interbank Funding Center on the working day prior to the (first drawdown date/each drawdown date). The specific interest rate shall be subject to the loan voucher issued by Party B. The annual interest rate is 3.7%.

5.1.3 Floating interest rate: The floating interest rate shall be determined by adding/subtracting [X] basis points (1 basis point = 0.01%) to/from the [X]-term Loan Prime Rate (LPR) announced by the National Interbank Funding Center on the working day prior to each drawdown date. The specific interest rate shall be subject to the loan voucher issued by Party B.

5.1.4 If the loan interest rate is a floating interest rate, after the issuance of each loan, if the Loan Prime Rate (LPR) is adjusted, the loan interest rate shall be adjusted in the following manner:

●	For monthly interest settlement, the interest rate shall be adjusted monthly, and the adjusted contract loan interest rate shall take effect from the day after the first interest settlement date following the adjustment of the Loan Prime Rate (LPR);

●	For quarterly interest settlement, the interest rate shall be adjusted quarterly, and the adjusted contract loan interest rate shall take effect from the day after the first interest settlement date following the adjustment of the Loan Prime Rate (LPR);

●	For annual interest rate adjustment, the adjusted contract loan interest rate shall take effect from the day after the first interest settlement date of the following year / the day after the first interest settlement date when one year has elapsed since the loan issuance;

●	Others: [Specify if applicable]

5.1.5 When making adjustments in accordance with the provisions of Clause 5.1.4 above, the adjusted loan interest rate shall be determined based on the [X]-term Loan Prime Rate (LPR) and the added/subtracted basis points specified in Clause 5.1.3 on the working day prior to the corresponding interest settlement date.

5.2 Interest on the loan under this Contract shall accrue from the actual drawdown date, and the formula for calculating interest is: Interest = Actual loan balance × Actual number of days in the interest calculation period × Annual interest rate / 360 (days).

5.3 The interest settlement method for the loan under this Contract shall be one of the following:

●	Monthly interest settlement: The interest settlement date shall be the 20th day of each month, and the interest payment date shall be the 21st day of each month. The last interest payment date shall be the maturity date of the loan (if the interest payment date falls on a legal holiday or public holiday, it shall be postponed);

●	Quarterly interest settlement: The interest settlement date shall be the 20th day of the last month of each quarter, and the interest payment date shall be the 21st day of the last month of each quarter. The last interest payment date shall be the maturity date of the loan (if the interest payment date falls on a legal holiday or public holiday, it shall be postponed);

●	Interest paid with principal: Interest shall be paid in one lump sum on the maturity date of the loan (if it falls on a legal holiday or public holiday, it shall be postponed);

●	Others: [Specify if applicable]

5.4 If the contract loan interest rate is changed, the penalty interest rate under this Contract shall be automatically changed accordingly and shall take effect simultaneously with the contract loan interest rate, calculated on a pro-rata basis.

5.5 For adjustments made in accordance with the provisions of Clauses 5.1, 5.3 and 5.4, Party B shall not be required to obtain Party A’s consent separately.

5.6 If the Loan Prime Rate (LPR) is abolished for the loan issued under this Contract, Party B shall have the right to directly change the pricing benchmark of the loan interest rate in accordance with the national interest rate policy for the same period and re-determine the loan interest rate in accordance with the principles of fairness and good faith. Before making the above adjustment, Party B shall notify Party A in advance within a reasonable time, and the notification shall be made through one of the methods deemed reasonable by Party B, such as mobile phone short message, branch announcement or other methods. If Party A does not accept the change of the loan interest rate pricing benchmark, it may repay the loan in advance within 30 days; failure to do so within the time limit shall be deemed as Party A’s acceptance of the change and adjustment of the loan interest rate pricing benchmark.

Article 6 Drawdown Conditions

6.1 When Party A draws down the loan, the following prerequisites must be met:

6.1.1 Party A has completed all administrative licenses, approvals, registrations and other legal procedures related to the loan under this Contract in accordance with the relevant laws, regulations and rules;

6.1.2 Party A has submitted the relevant documents required by Party B;

6.1.3 The guarantee under this Contract has been completed in accordance with the legal provisions and all agreements between both parties and has taken effect / the mortgage right has been established / the pledge right has been established;

6.1.4 Neither Party A nor the guarantor has committed any breach of contract as stipulated in this Contract or the guarantee contract;

6.1.5 Up to the drawdown date, the representations and warranties made by Party A in this Contract are still true, accurate and effective;

6.1.6 Up to the drawdown date, the operating and financial conditions of Party A and the guarantor are basically the same as those at the time of signing this Contract, and no major adverse changes have occurred;

6.1.7 Other conditions required by Party B.

6.2 After meeting the above conditions, Party A shall go through the drawdown procedures in accordance with the provisions of this Contract and sign the loan voucher. The loan voucher is an integral part of this Contract and has the same effect as this Contract.

6.3 Party B’s disbursement of the loan when Party A fails to meet the drawdown conditions shall not constitute a breach of performance by Party B, nor shall it indicate that Party B waives the requirement for Party A to meet the above drawdown conditions. Party A shall immediately submit the relevant materials to Party B when the drawdown conditions are met.

6.4 If Party A’s credit status deteriorates, Party B shall have the right to automatically cancel, terminate or suspend the disbursement of all or part of the loan. In such case, it shall not constitute a breach of contract by Party B.

Article 7 Disbursement and Payment of Loan Funds

7.1 The loan under this Contract shall be disbursed and paid in the following manner:

●	Party A’s independent payment method;

●	Party B’s entrusted payment method.

●	If the payment target is clear and the single payment amount to a certain counterparty of Party A exceeds [X] yuan RMB (or equivalent foreign currency), Party B’s entrusted payment method shall be adopted; otherwise, Party A’s independent payment method may be adopted.

7.2 For Party A’s independent payment, Party B shall review the “Working Capital Loan Drawdown Application (Applicable to Independent Payment)” sealed with Party A’s official seal. After approval, the loan funds shall be disbursed to Party A’s account, and then Party A shall independently pay the funds to the counterparty in line with the agreed purpose in accordance with the agreed method.

7.3 For Party B’s entrusted payment, Party B shall, in accordance with the agreed loan purpose, review whether the information such as the payment target and payment amount listed in the payment application provided by Party A is consistent with the corresponding business contracts and other supporting documents. After approval, in accordance with the “Working Capital Loan Drawdown Application (Applicable to Entrusted Payment)” sealed with Party A’s official seal and the entrusted payment intention stated therein, Party B shall disburse the loan funds to Party A’s account and pay them to Party A’s counterparty in line with the agreed purpose.

●	If Party A has a good record of using loan funds and has a reasonable urgent fund demand within the scope of the agreed loan purpose under the Contract, Party B may appropriately simplify the pre-payment supporting documents and procedures required for entrusted payment if it assesses that the risk is controllable. However, Party A shall cooperate with Party B to complete the post-payment review in a timely manner after the disbursement of the loan. Party A shall provide the relevant supporting documents as required by Party B in a timely manner. Failure to provide them in a timely manner or providing documents that do not meet Party B’s requirements shall constitute a breach of contract by Party A. Party B shall have the right to take measures such as recovering the loan in advance, stopping or suspending the disbursement and payment of the loan, and pursuing Party A’s corresponding liability for breach of contract.

7.4 For Party A’s independent payment, Party A shall submit a summary report on the payment of loan funds to Party B every month. In addition, Party B shall have the right to verify whether the loan payment is in line with the agreed purpose through account analysis, voucher inspection, on-site investigation and other methods, as well as whether there is any attempt to evade entrusted payment by splitting the amount into smaller sums.

7.5 If the independent payment of loan funds is changed to entrusted payment, or under the independent payment method, the single payment amount from Party A to a certain counterparty reaches the standard for Party B’s entrusted payment as specified in Clause 7.1, Party A shall submit an application to Party B for changing the fund payment method, and provide the drawdown application, business contract and other relevant materials. The payment to external parties may be made only after Party B’s review and approval.

7.6 For Party B’s entrusted payment, Party A shall provide relevant materials such as counterparty information and loan purpose documents as required by Party B. If the entrusted payment cannot be carried out due to the untrue, inaccurate, incomplete or invalid materials provided by Party A, Party B shall not be liable.

7.7 Loan funds shall not be paid to Party A’s brokerage company in the capital market or to related parties of Party A that do not conform to the loan purpose.

Article 8 Post-Loan Fund Monitoring

8.1 Party A shall open a special fund recovery account with Party B (Account No.:                ) or a special fund recovery account opened with another bank as designated by Party B (Account No.: [ ]). If the fund recovery account is an account with another bank, the bank statement shall be provided every month.

8.2 Party B shall have the right to monitor the above-mentioned fund recovery account, and Party A shall provide Party B with the fund inflow and outflow information of the account in a timely manner.

8.3 Party B shall have the right to negotiate with Party A to sign a separate account management agreement according to Party A’s credit status, financing situation, etc., clearly specifying the management of the inflow and outflow of recovered funds in the designated account.

Article 9 Repayment of Loan

9.1 The sources of repayment of Party A include but are not limited to comprehensive income. Party A undertakes that under no circumstances shall it refuse to perform the repayment obligation under this Contract by invoking the above agreement. In addition, regardless of any agreement on the source of repayment funds of Party A in any other contract to which Party A is a party, such agreement shall not affect the performance of Party A’s repayment obligation under this Contract.

9.2 Party A shall deposit the full amount of the repayment (interest and principal) into the account opened with Party B before the end of Party B’s business hours on the repayment date (interest payment date and principal repayment date), and Party B shall have the right to directly deduct the amount from the account.

9.3 If the principal repayment date of the loan under this Contract falls on a legal holiday or public holiday, Party A may submit an application to agree with Party B to repay the loan principal and interest on the last working day before the legal holiday or public holiday; if Party A fails to submit an application, the principal repayment date shall be postponed to the first working day after the end of the legal holiday or public holiday. In the above cases, interest shall be calculated at the loan interest rate agreed in this Contract and based on the actual number of days the funds are used.

9.4 Party B shall have the right to directly deduct the unpaid amount of Party A from all accounts opened by Party A in all business institutions of Huaxia Bank Co., Ltd. If the currency of the deducted amount is different from that under this Contract, it shall be converted at the foreign exchange rate announced by Party B on the date of deduction.

9.5 If Party A has multiple matured debts with Party B and the payment made by Party A is insufficient to settle all the matured debts, the order of the debts to be settled by Party A’s payment shall be determined by Party B.

●	If the payment made by Party A is insufficient to settle the amount of the due debt, Party B shall have the right to choose the order of settlement of the expenses for realizing the creditor’s rights, compensation for damages, liquidated damages, compound interest, overdue interest and penalty interest, interest, and principal.

9.6 If Party A repays the loan in advance, it shall submit a written application to Party B ten working days in advance. After obtaining Party B’s written consent, interest shall be calculated at the loan interest rate agreed in this Contract and based on the actual number of days the funds are used.

9.7 If a third party performs the relevant obligations and responsibilities on behalf of Party A, it shall require Party B’s consent. Without Party B’s consent, the performance by a third party shall not exempt Party A from its liability.

Article 10 Loan Guarantee

10.1 If the loan under this Contract is a guaranteed loan, the guarantee method shall be: guarantee, mortgage, pledge. A separate guarantee contract shall be signed between the guarantor and Party B.

10.2 If the loan guarantee under this Contract is a maximum amount guarantee, the corresponding maximum amount guarantee contract shall be:

●	“Personal Maximum Amount Guarantee Contract” (Contract No.: NCZX16 (Individual Max Guarantee) 20250007) signed between the guarantor Lai Gang and Party B;

●	“Maximum Amount Mortgage Contract” (Contract No.: [ ]) signed between the mortgagor [ ] and Party B;

●	“Maximum Amount Pledge Contract” (Contract No.: [ ]) signed between the pledgor [ ] and Party B.

Article 11 Financial Agreements

During the validity period of this Contract, Party A shall comply with the following agreed financial indicators: [Specify the financial indicators if applicable]

Article 12 Representations and Warranties of Party A

Party A hereby represents and warrants to Party B as follows:

12.1 Party A is a legitimate entity legally registered and validly existing, with the right to dispose of the property under its operation and management, the right to operate the business related to the loan purpose under this Contract, and the right to sign and perform this Contract. Party A has a good credit status, and its controlling shareholders and actual controllers also have a good credit status without any major adverse records.

12.2 The signing of this Contract by Party A has been legally approved by the superior competent department, the company’s board of directors or other authorized institutions, and all necessary authorizations have been obtained.

12.3 The signing and performance of this Contract by Party A do not violate any provisions or agreements binding on Party A and its assets, nor do they violate any guarantee agreements, other agreements signed by Party A with others, or any other documents, agreements and commitments binding on Party A.

12.4 Party A guarantees to abide by the principle of honesty and trustworthiness, provide complete documents and materials to Party B in a timely manner as required, and promises and guarantees that all provided documents and materials are true, accurate, complete, legal and effective.

12.5 All behaviors and performances of Party A related to environmental, social and governance (ESG) risks comply with the requirements of laws and regulations, and there are no major litigation cases involving environmental, social and governance risks.

12.6 Party A irrevocably undertakes that if it breaches the obligations agreed in this Contract, Party B may report Party A’s default and dishonest information to credit reference institutions and banking associations. Party A also authorizes the relevant banking associations to share Party A’s dishonest information among banking financial institutions or even disclose it to the public through appropriate methods.

●	Party A voluntarily accepts the joint dishonest punishment and rights protection measures jointly adopted by Party B and other banking financial institutions, such as reducing or stopping the credit line, stopping the opening of new settlement accounts, and stopping the issuance of new credit cards to the legal representative.

12.7 Party A promises and guarantees that the loan under this Contract will not be used to increase implicit local government debts in any form.

Article 13 Rights and Obligations of Party A

13.1 Party A shall open relevant accounts with Party B or its designated institutions as required by Party B and accept Party B’s monitoring of such accounts.

13.2 Party A shall use the loan for the purpose agreed in this Contract, and shall not use it for the distribution of dividends to shareholders of Party A, as well as investment in financial assets, fixed assets, equity, etc., and shall not use it in fields and purposes prohibited by the state for production and operation. If Party A is a local financial organization, the provisions of laws, regulations, regulatory requirements and other relevant provisions shall prevail.

13.3 Party A shall not divert the working capital loan for other purposes, and shall cooperate with Party B in pre-loan investigation, in-loan review, loan payment management, post-loan management and other relevant inspections by Party B as required, and timely provide including but not limited to:

13.3.1 Enterprise business license with unified social credit code, identification certificate of the legal representative and necessary personal information, list of board members, principal responsible persons and financial responsible persons, business license, copies of tax payment certificates issued by the tax authorities for the years required by Party B, etc.;

13.3.2 All account opening banks, account numbers and deposit and loan status;

13.3.3 Audited balance sheets, income statements, statements of changes in shareholders’ equity, as well as sales volume, cash flow statements, financial statements and notes, explanations for the years required by Party B;

13.3.4 Production and operation plans and statistical statements;

13.3.5 All guarantee situations to external parties (including any institution of Party B);

13.3.6 Information on all affiliated enterprises and affiliated relationships, as well as information on affiliated transactions that have occurred or are about to occur accounting for more than ten percent of its net assets, and mutual guarantee situations within the group customer;

13.3.7 Situations of litigation, arbitration, administrative penalties, debt disputes with others, and situations where management personnel are subject to criminal filing, prosecution, or punishment;

13.3.8 Records and materials on the use of the loan under this Contract.

13.4 Party A shall repay the loan principal and interest in accordance with the provisions of this Contract.

13.5 Party A shall, within thirty days before conducting any activities that may affect its solvency, such as external investment, providing external guarantees, substantially increasing debt financing, contracting, leasing, entrusting management, asset restructuring, debt restructuring, equity restructuring, equity transfer, joint operation, merger (acquisition), division, joint venture (cooperation), reduction of registered capital, or applying for suspension of business for rectification, application for dissolution (or cancellation), application for reorganization, conciliation and bankruptcy, which may change its operation method, internal system, solvency or legal status, notify Party B in writing and obtain Party B’s written consent, implement the repayment liability for the debts under this Contract as approved in writing by Party B, or provide new guarantees recognized in writing by Party B. Otherwise, it shall not conduct the above activities before repaying all the debts under this Contract.

13.6 Party A shall, within three days after any change in its internal system and legal status, such as being announced to suspend business for rectification, closed down, dissolved (cancelled), applied for reorganization or bankruptcy, notify Party B in writing and take sufficient and effective measures to preserve Party B’s creditor’s rights.

13.7 Party A shall, within three days after the occurrence of any other major adverse events that may affect its solvency, which are sufficient to endanger its normal operation or the safety of Party B’s creditor’s rights, notify Party B in writing and take sufficient and effective measures to preserve Party B’s creditor’s rights.

13.8 If Party A changes its residence, name, legal representative or other senior management personnel, it shall notify Party B in writing within seven days after the change.

13.9 Before repaying all the loan principal and interest to Party B, Party A shall not sell specific assets, repay other long-term debts in advance, or provide additional debt guarantees to third parties without Party B’s consent.

13.10 Party A shall not sign any contract with any third party that is detrimental to Party B’s rights and interests under this Contract.

13.11 In the case of guarantee, if the guarantor breaches any obligation, representation, warranty or commitment agreed in the guarantee contract, or loses the guarantee capacity, Party A shall immediately provide new guarantees recognized by Party B or repay the loan under this Contract in advance.

13.12 Party A shall promptly sign for and receive various notices sent by Party B by mail or other means.

13.13 Party A shall strengthen the management of environmental, social and governance risks, and accept and cooperate with the supervision and inspection by Party B or a third party recognized by Party B in this regard. If required by Party B, it shall timely submit an environmental, social and governance risk report to Party B.

13.14 Party A shall cooperate with Party B in the dynamic monitoring of major early warning signals such as its operation, management, finance and capital flow, and cooperate with Party B in timely taking measures such as repaying the loan in advance and adding guarantees.

13.15 Party A shall not be involved in illegal and criminal activities such as money laundering and terrorist financing.

Article 14 Rights and Obligations of Party B

14.1 Party B shall have the right to require Party A to provide materials related to the loan under this Contract.

14.2 Party B shall have the right to supervise and inspect the use of the loan under this Contract, and understand Party A’s business activities, financial status, provision of guarantees, debt disputes and other situations.

14.3 Party B shall have the right to require Party A to open relevant accounts with institutions designated by Party B and implement monitoring on them.

14.4 Party B shall have the right to participate in Party A’s large-sum financing, asset sales, as well as merger, division, shareholding system reform, bankruptcy liquidation and other activities in accordance with the provisions of laws, regulations and regulatory requirements to safeguard Party B’s creditor’s rights.

14.5 During the loan disbursement or payment process, if Party A encounters any of the following circumstances, Party B shall have the right to negotiate with Party A to supplement the loan disbursement and payment conditions, or change the loan payment method, stop or suspend the disbursement and payment of loan funds in accordance with the contract agreement:

14.5.1 Deterioration of credit status;

14.5.2 Obvious deterioration of operating and financial conditions;

14.5.3 Abnormal use of loan funds or evasion of entrusted payment;

14.5.4 Other major breaches of contract agreements.

14.6 Before the maturity of the loan, Party B shall have the right to recover the loan in advance according to Party A’s fund recovery situation.

14.7 Party B shall keep confidential the information provided by Party A and the information obtained through inquiry. For the purpose of performing this Agreement, Party B shall have the right to retain and use the information provided by Party A and the information obtained through inquiry internally within the time limit specified by laws, regulations, regulatory requirements and competent authorities (after the expiration of the above time limit, Party B shall have the right to destroy it); have the right to provide information in accordance with the mandatory orders of laws, regulations, regulatory requirements and judicial authorities; have the right to disclose information to Party B’s agents and cooperative institutions for the purpose of performing this Agreement, and obtain the confidentiality commitment of the agents and cooperative institutions.

14.8 During the validity period of this Contract, if Party B changes its residence, it shall promptly issue an announcement on the change of address.

14.9 Party B shall have the right to carry out post-loan fund inspection, management and other work to prevent the misappropriation of financing funds to increase implicit local government debts. Party A shall cooperate with Party B in carrying out post-loan management work. Once Party B discovers that Party A illegally increases implicit local government debts, Party B shall have the right to suspend or terminate the disbursement of the undrawn loan at any time; for the already disbursed loan, Party B shall have the right to declare the loan due immediately and recover the loan principal and interest in advance.

14.10 Party B shall have the right to monitor the use of loan funds. If it is found that Party A misappropriates the loan funds, it shall have the right to take corresponding control measures such as requiring Party A to rectify, repaying the loan in advance or downgrading the loan risk classification.

14.11 Party B shall have the right to dynamically monitor major early warning signals such as Party A’s operation, management, finance and capital flow, and timely take measures such as recovering the loan in advance and requiring Party A to add guarantees in accordance with the contract agreement.

Article 15 Liability for Breach of Contract

15.1 After the effectiveness of this Contract, both Party A and Party B shall perform their obligations under this Contract. Any party’s failure to perform or incomplete performance of the obligations agreed in this Contract, or violation of the representations, warranties and commitments made under this Contract shall constitute a breach of this Contract and shall bear the liability for breach of contract.

15.2 If, due to the reasons of Party A or the guarantor under this Contract, the corresponding guarantee procedures under this Contract are not completed as agreed, or Party A fails to go through the drawdown procedures with Party B within the time limit agreed in this Contract, and exceeds the loan disbursement time agreed in this Contract by 30 days (including legal holidays and public holidays), Party B shall have the right to terminate this Contract and recover the already disbursed loan in advance.

15.3 If any of the following circumstances occurs, Party A shall bear the corresponding liability for breach of contract, and Party B may take measures such as recovering the loan in advance, adjusting the loan payment method, adjusting the loan interest rate, collecting penalty interest, reducing the credit line, stopping or suspending the loan disbursement, and pursuing Party A’s corresponding legal liability:

15.3.1 Party A fails to use the loan for the agreed purpose;

15.3.2 Party A fails to make the loan fund payment in the agreed manner;

15.3.3 Party A fails to comply with the representations, warranties and commitments made under this Contract;

15.3.4 Party A exceeds the agreed financial indicators;

15.3.5 Party A has a major cross-default event, violates any contract or agreement signed with others (including Party B under this Contract) or its unilateral commitments or guarantees, and constitutes a serious breach of contract for other debts;

15.3.6 Other circumstances where Party A breaches the agreement of this Contract.

15.4 If Party A fails to repay the due (including early due) principal of the loan in accordance with the repayment term agreed in this Contract, from the date of overdue, the penalty interest rate shall be 50% higher than the interest rate agreed in this Contract, and overdue interest shall be calculated and collected; if Party A fails to pay the interest on time during the loan term, compound interest shall be calculated and collected at the loan interest rate agreed in this Contract; if the interest is still not paid after the loan is overdue, compound interest shall be calculated and collected at the penalty interest rate agreed in this Clause.

15.5 If Party A fails to use the loan for the purpose agreed in this Contract, the principal and interest shall be subject to a penalty interest rate 100% higher than the interest rate agreed in this Contract from the date of breach of contract, and penalty interest and compound interest shall be calculated and collected.

15.6 If the loan under this Contract is overdue or not used for the purpose agreed in the contract, overdue interest, penalty interest and compound interest shall be calculated and collected on a monthly basis.

15.7 If Party B takes legal action or arbitration to realize the creditor’s rights due to Party A’s breach of contract, Party A shall bear the reasonable expenses incurred by Party B for this purpose, including but not limited to appraisal fees, evaluation fees, auction fees, litigation fees, arbitration fees, notarization fees, attorney fees and other reasonable expenses for realizing the creditor’s rights.

Article 16 Early Recovery of Loan

If Party A commits any of the following acts, Party B shall have the right to declare all the already disbursed loans due immediately, recover the already disbursed loan principal and interest in advance, stop continuing to disburse the loan, and take corresponding measures in accordance with the law:

16.1 Party A fails to pay the principal, interest and other payable amounts in full and on time;

16.2 Party A provides false financial statements and other loan materials to Party B or conceals important operating and financial facts;

16.3 Refuses to accept Party B’s supervision and inspection of its use of the loan and relevant production, operation and financial activities;

16.4 Uses the loan for shareholder dividends, or investment in financial assets, fixed assets, equity, etc.; uses it in fields and purposes prohibited by the state for production and operation;

16.5 Party A obtains the loan by fraud for the purpose of lending to others to obtain illegal income;

16.6 Party A obtains the loan by fraudulent means;

16.7 Uses false contracts with affiliated parties to pledge claims such as accounts receivable with no actual trade background to Party B to obtain bank funds;

16.8 Intentionally evades bank debts through affiliated transactions;

16.9 Changes in Party A’s operation method, internal system, solvency or legal status, including but not limited to conducting external investment that may affect its solvency, providing external guarantees, substantially increasing debt financing, contracting, leasing, entrusting management, asset restructuring, debt restructuring, equity transfer, shareholding system reform, joint operation, merger (acquisition), division, paid transfer of property rights, joint venture (cooperation), reduction of registered capital, or applying for suspension of business for rectification, application for (or cancellation), application for reorganization, conciliation and bankruptcy, etc., without obtaining Party B’s written consent and implementing the repayment liability for the debts under this Contract or providing new guarantees recognized by Party B;

16.10 The guarantee under this Contract undergoes changes that are unfavorable to Party B’s creditor’s rights, including but not limited to damage, loss, or reduction in value of the mortgaged property or pledged property, or the guarantor breaches any obligation established for it in the guarantee contract, and Party A fails to provide the required new guarantees as required by Party B;

16.11 The guarantee contract or other guarantee methods are not effective, invalid, or revoked, or the guarantor partially or completely loses the guarantee capacity or clearly expresses its refusal to perform the guarantee obligation, or the guarantor breaches any obligation or commitment agreed in the guarantee contract or violates the contract signed with a third party, and Party A fails to provide the required new guarantees as required by Party B;

16.12 The representations and warranties made by Party A are untrue, inaccurate or concealing major facts;

16.13 Party A clearly expresses or indicates through its actions that it will not perform the obligations under this Contract;

16.14 Party A breaches any other obligations and commitments agreed in this Contract, which Party B deems sufficient to affect the realization of its creditor’s rights;

16.15 The descriptions in the Drawdown Application submitted by Party A and/or the attached drawdown application materials are untrue, or Party A breaches the commitments in the Drawdown Application;

16.16 Party A causes liability accidents or major environmental, social and governance risk events due to violating laws, regulations, regulatory requirements or industry standards related to food safety, production safety, environmental protection and other environmental, social and governance risk management, which have affected or may affect the performance of its obligations under this Contract;

16.17 Party A’s operating and financial conditions deteriorate, making it unable to repay the due debts, or it is involved in major economic litigation, arbitration and other legal disputes, which seriously affects and threatens the realization of Party B’s creditor’s rights;

16.18 The overall credit status, operating conditions and financial conditions of the group customer to which Party A belongs are in serious crisis, posing a major threat to the safety of Party B’s loan;

16.19 Party A suspends business, dissolves, ceases operations, has its business license revoked, cancels its registration, etc.;

16.20 Party A illegally increases implicit local government debts;

16.21 Party A is suspected of money laundering or terrorist financing activities;

16.22 Other circumstances that may cause the realization of Party B’s creditor’s rights under this Contract to be threatened or suffer serious losses.

Article 17 Effectiveness of the Contract

This Contract shall take effect from the date of signing by both parties.

Article 18 Assignment and Modification of the Contract

18.1 Party A agrees that after the effectiveness of this Contract, Party B may assign all or part of the creditor’s rights under this Contract to a third party.

18.2 After the effectiveness of this Contract, if Party A intends to assign all or part of the debts under this Contract to a third party, it must first submit a written document from the guarantor agreeing to continue to assume the guarantee obligation after the assignment (unless the guarantor’s consent is not required) or provide new guarantees to Party B, and obtain Party B’s written consent.

18.3 After the effectiveness of this Contract, neither Party A nor Party B may modify it without authorization. If modification is required, both parties must reach a written modification agreement.

18.4 If Party A requests an extension of the loan under this Contract, a loan extension agreement shall be signed after Party B’s review and approval. If Party B refuses to approve the extension, Party A shall still perform the repayment obligation in accordance with the agreement of this Contract.

Article 19 Confidentiality

Each party shall have the obligation to keep confidential the business secrets of the other party, contract clauses and other information related to interests obtained during the signing and performance of the contract; unless otherwise stipulated by laws, regulations, regulatory policies, etc., neither party shall disclose or disclose the above information to any third party without the other party’s consent.

Article 20 Governing Law and Dispute Resolution

20.1 This Contract shall be governed by the laws of the People’s Republic of China.

20.2 All disputes arising between Party A and Party B in connection with this Contract shall be resolved through negotiation; if negotiation fails, both parties agree to resolve it in the following manner:

●	File a lawsuit with the people’s court with jurisdiction at the place where Party B is located;

●	Apply for arbitration with the [Arbitration Commission].

Article 21 Notice and Service

During the validity period of the Contract, if there is any change in Party A’s information such as the legal person name, legal representative, residence, telephone number, etc., as stated on the first page of this Contract, and Party A fails to notify Party B in writing, all documents sent by Party B to Party A in accordance with the Party A’s information stated in this Contract shall be deemed as delivered.

Article 22 Supplementary Provisions

22.1 If both Party A and Party B have signed the “Maximum Amount Financing Contract” (Contract No.: NCZX16 (Max Financing) 20250014), this Contract shall be:

●	A specific business contract under the “Maximum Amount Financing Contract”;

●	Managed independently of the “Maximum Amount Financing Contract”.

●	If both parties have not clearly agreed or the agreement is unclear on the above matters, this Contract shall automatically become a specific business contract under the “Maximum Amount Financing Contract” signed by both parties.

22.2 Party A authorizes Party B to provide information about this Contract and other relevant information to the Credit Information Database of the People’s Bank of China or other legally established credit databases in accordance with the provisions of relevant laws, regulations or other normative documents or the requirements of financial regulatory authorities. At the same time, Party A authorizes Party B to inquire about Party A’s relevant information through the Credit Information Database of the People’s Bank of China and other legally established credit databases for the purpose of concluding and performing this Contract.

22.3 Party A agrees and authorizes Party B to report information related to implicit local government debts to regulatory authorities such as the National Administration of Financial Regulation and its local offices.

22.4 If one party proposes to modify this Contract to comply with the changed laws, regulations, judicial interpretations and regulatory requirements, the other party shall cooperate. Otherwise, the undrawn loan shall be stopped from being disbursed.

22.5 Other matters agreed by both parties:

1.	If the guarantee method for this loan includes real estate mortgage, during the loan term, if the real estate mortgage rate is higher than the mortgage rate approved in the credit extension, Party A shall provide supplementary guarantees or negotiate with Party A to modify the provisions of the loan contract regarding the loan amount, term, interest rate, monthly repayment amount, etc. Otherwise, Party B shall have the right to take measures such as stopping the loan disbursement, requiring Party A to repay the already disbursed loan in advance, until disposing of the mortgaged property to repay the loan principal and interest.

2.	If the guarantee method for this loan includes real estate mortgage and a phased guarantee recognized by Party B is adopted before the real estate mortgage is completed, during the period from the loan disbursement to the completion of the mortgage right certificate with Party B as the mortgagee, Party A shall not change the leasing situation of the mortgaged property without Party B’s consent. Party B shall reasonably determine the time limit for completing the real estate mortgage registration procedures according to the phased guarantee situation. If Party B does not receive the mortgage right certificate of the mortgaged property with Party B as the mortgagee or other certification documents for the establishment of the mortgage right within the specified time limit, Party B shall have the right to declare the already disbursed loan due in advance. Party A must repay all the loan, as well as the accrued interest, penalty interest and compound interest within a certain period after being notified by the lender through telephone, short message or other means. During the period from the loan disbursement to the completion of the final real estate mortgage right registration procedures, Party A shall not change the leasing object, term, rent and payment method of the real estate.

3.	If this loan is repaid in installments, Party A shall repay the loan principal and interest in installments in the order, time and amount specified in the “Repayment Schedule” issued by Party B; if the applicable interest rate of this Contract changes, Party B shall re-formulate the “Repayment Schedule”.

4.	If the guarantee method for this loan includes real estate mortgage, the rental income of the mortgaged property shall be one of the sources of repayment.

22.6 For options under this Contract, mark “√” in the [ ] to indicate that the clause applies, and mark “×” to indicate that the clause does not apply.

22.7 This Contract shall be in [X] copies, including [X] copy for Party A, 2 copies for Party B and [X] copy for [the other party], all of which have the same legal effect.

22.8 The relevant annexes under this Contract are integral parts of this Contract and have the same legal effect as this Contract.

22.9 Party B undertakes not to force Party A to purchase insurance, wealth management products, funds or other asset management products as an additional condition for signing this Contract. If Party B introduces external data, information or ratings for the purpose of credit assessment, it shall not require Party A to pay relevant fees.

22.10 Party B shall not collect additional fees beyond the contract agreement. If it is necessary to handle personal accident insurance for the borrower (with Party B as the first beneficiary), mortgage registration, evaluation, comprehensive property insurance (with Party B as the claimant), mandatory execution notarization and other businesses due to the signing of this Contract, the fees shall be borne by Party B.

22.11 If Party A needs business consultation or complaint, it may call Party B’s customer service hotline: 95577.

22.12 Party B has taken reasonable measures to draw Party A’s attention to the abnormal clauses under this Contract that exempt or reduce Party B’s liability, exclude or limit Party A’s rights and are of significant interest to Party A, and has fully explained the relevant clauses as required by Party A; both Party A and Party B have no objection to the understanding of all clause contents of this Contract.

Annexes:

1.	Working Capital Loan Drawdown Application

2.	Letter of Commitment on Fund Use

(No text below this page)

This page is the signature page of the “Working Capital Loan Contract” (No text on this page)

Party A: (Seal)

Legal Representative: (or Authorized Agent) (Signature or Seal)

Date: June 27, 2025

Party B: (Seal)

Legal Representative/Principal Responsible Person: (or Authorized Agent) (Signature or Seal)

Date: June 27, 2025

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